SOUTHWEST AIRLINES REPORTS NOVEMBER TRAFFIC

DALLAS, TEXAS – December 7, 2018 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its November and year-to-date 2018 preliminary traffic statistics.

The Company flew 11.3 billion revenue passenger miles (RPMs) in November 2018, an increase of 4.9 percent from the 10.8 billion RPMs flown in November 2017. Available seat miles (ASMs) increased 6.5 percent to 13.4 billion in November 2018, compared with November 2017 ASMs of 12.6 billion. The November 2018 load factor was 84.5 percent, compared with 85.8 percent in November 2017.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415
www.southwestairlinesinvestorrelations.com

Media Contact:
Southwest Airlines Media Relations
214-792-4847
www.swamedia.com
/more

Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

NOVEMBER
	2018	2017	Change
Revenue passengers carried	11,648,833	11,399,727	2.2%
Enplaned passengers	14,013,219	13,583,142	3.2%
Revenue passenger miles (000s)	11,325,998	10,797,426	4.9%
Available seat miles (000s)	13,399,165	12,577,687	6.5%
Load factor	84.5%	85.8%	(1.3) pts.
Average length of haul	972	947	2.6%
Trips flown	114,725	111,690	2.7%

YEAR-TO-DATE
	2018	2017	Change
Revenue passengers carried	123,679,128	119,178,821	3.8%
Enplaned passengers	149,986,211	144,333,045	3.9%
Revenue passenger miles (000s)	122,252,955	118,328,128	3.3%
Available seat miles (000s)	146,231,299	140,943,008	3.8%
Load factor	83.6%	84.0%	(0.4) pts.
Average length of haul	988	993	(0.5)%
Trips flown	1,259,241	1,234,442	2.0%

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SW-T